UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 25, 2007
Dana Corporation

(Exact name of registrant as specified in its charter)

Virginia	1-1063	34-4361040

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4500 Dorr Street, Toledo, Ohio	43615

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (419) 535-4500
Not applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     In March 2006, Dana Corporation (Dana) and forty of its domestic subsidiaries (collectively, the Debtors) filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (the Bankruptcy Court). The Debtors’ Chapter 11 cases have been consolidated for procedural purposes under the caption In re Dana Corporation, et al., Case No. 06-10354 (BRL) and are being administered jointly.
     Dana, as borrower, and certain of its U.S. subsidiaries, as guarantors, are parties to a Senior Secured Superpriority Debtor-in-Possession Credit Agreement dated as of March 3, 2006, with Citicorp North America, Inc., as Administrative Agent and Initial Swing Lender; Bank of America, N.A. and JPMorgan Chase Bank, N.A., as Co-Syndication Agents and Initial Issuing Banks; Morgan Stanley Senior Funding, Inc. and Wachovia Bank, National Association, as Co-Documentation Agents; and Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and Banc of America Securities LLC as Joint Lead Arrangers and Joint Bookrunners. This agreement, as amended on March 30, 2006 and April 12, 2006, and restated on April 13, 2006, is referred to hereafter as the Amended and Restated Credit Agreement. The Amended and Restated Credit Agreement provided Dana with a $750 million revolving credit facility and a $700 term loan facility.
     On January 4, 2007, the Debtors filed a motion with the Bankruptcy Court seeking authorization and approval of their entry into an amendment to the Amended and Restated Credit Agreement that would, among other things:
i.	increase the term loan commitments by $200 million to enhance the Debtors’ near-term liquidity and to mitigate timing and execution risks associated with asset sales and other financing activities in process;

ii.	increase the annual rate at which interest accrues on amounts borrowed under the term facility by 0.25%;

iii.	reduce certain minimum global EBITDAR covenant levels and increase the annual amount of cash restructuring charges excluded in the calculation of EBITDAR;

iv.	implement a corporate restructuring of Dana’s European non-Debtor subsidiaries to facilitate the establishment of a European credit facility and improve treasury and cash management operations; and

v.	allow Dana to receive and retain proceeds from the trailer axle asset sales that closed on January 5, 2007, without potentially triggering a mandatory repayment to the lenders of the amount of proceeds received.
     On January 12, 2007, Dana permanently reduced the aggregate commitment under the revolving credit facility of the Amended and Restated Credit Agreement from $750 million to $650 million to correspond with changes in its borrowing base. Dana expects to reduce the revolving credit facility by up to an additional $50 million as it continues to divest its non-core businesses.
     On January 24, 2007, following a hearing on the Debtors’ motion, the Bankruptcy Court entered an order authorizing and approving their entry into the proposed amendment and certain ancillary agreements. Subsequently, on January 25, 2007, Dana as borrower, its U.S. guarantor subsidiaries, and Citicorp North America, Inc., as Administrative Agent for the Incremental Term Lenders, entered into an amendment to the Amended and Restated Credit Agreement containing the provisions described above. A copy of the amendment is attached to this report as Exhibit 99.1. Citicorp North America, Inc. has underwritten the $200 million increase in the term loan facility pursuant to the ancillary agreements. Dana expects that the increase in the term loan facility will alleviate its short-term liquidity issues, but may need to seek additional financing to complete its restructuring initiatives.
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits. The following exhibit is filed with this report.

Exhibit No.	Description
99.1	Amendment No. 1 to the Amended and Restated Senior Secured Superpriority Debtor-in-Possession Credit Agreement, dated as of January 25, 2007, among Dana Corporation, as borrower; certain of Dana’s U.S. subsidiaries, as guarantors; and Citicorp North America, Inc., as Administrative Agent for the Incremental Term Lenders

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dana Corporation (Registrant)
Date: January 30, 2007	By:	/s/ Michael L. DeBacker
Michael L. DeBacker
Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
99.1	Amendment No. 1 to the Amended and Restated Senior Secured Superpriority Debtor-in-Possession Credit Agreement, dated as of January 25, 2007, among Dana Corporation, as borrower; certain of Dana’s U.S. subsidiaries, as guarantors; and Citicorp North America, Inc., as Administrative Agent for the Incremental Term Lenders

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